Exhibit 99.1

Coach Reports Second Quarter Earnings Per Share of $0.72 Excluding Transformation Actions and Acquisition Costs; $0.66 on a GAAP Basis; Streamlines North America Leadership

NEW YORK--(BUSINESS WIRE)--January 29, 2015--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories and lifestyle collections, today announced sales of $1.22 billion for its second fiscal quarter ended December 27, 2014, compared with $1.42 billion reported in the same period of the prior year, a decrease of 14%. On a constant currency basis sales declined 12% for the quarter. Net income for the period totaled $200 million, with earnings per diluted share of $0.72, excluding transformation-related charges and acquisition costs. Reported net income totaled $183 million, with earnings per diluted share of $0.66. This compared to net income of $297 million and earnings per diluted share of $1.06 in the prior year’s second quarter.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “Our second quarter results were in line with our expectations and our annual guidance on a constant currency basis, with the further strengthening of the dollar impacting reported results. We were pleased with the sequential improvement in our North American comparable store sales – notably in the bricks and mortar channel - and the growth of our international businesses. Our brand transformation plan continued to progress, as we successfully introduced our first modern luxury concept stores in key markets globally during the quarter, showcasing Stuart Vevers’s designs and supported by the evolution of our multi-layered marketing campaign. Our new store concept resonated across all types of consumers and distribution channels, including mall and high street locations. And, as announced, just after the quarter ended, we signed a definitive agreement to buy luxury designer footwear brand Stuart Weitzman, which we believe has significant domestic and international growth potential.”

For the second quarter, on a non-GAAP basis, operating income totaled $299 million, compared to $436 million reported in the year-ago period, while operating margin was 24.5% versus 30.7% reported for the prior year. During the quarter, on a non-GAAP basis, gross profit was $841 million from $983 million a year ago, and gross margin was 69.0% versus 69.2% the prior year. SG&A expenses as a percentage of net sales totaled 44.4% on a non-GAAP basis, as compared to 38.5% reported in the year-ago quarter.

For the quarter, reported operating income totaled $275 million, while operating margin was 22.6%. Reported gross profit was $840 million, while gross margin was 68.9%. SG&A expenses, as a percentage of net sales, totaled 46.3% on a reported basis.

For the six months ended December 27, 2014, net sales were $2.26 billion, down 12% from the $2.57 billion reported in the first six months of fiscal 2014. On a constant currency basis, sales declined 11% for the period. Net income totaled $346 million, with earnings per diluted share of $1.25, excluding transformation-related charges and acquisition costs. Reported net income for the six-month period totaled $303 million, with earnings per diluted share of $1.09. This compared to net income of $515 million and earnings per diluted share of $1.82 reported in the prior year’s first six months.

During the second quarter of FY15, the company recorded charges of $20 million under the Company’s multi-year transformation plan. These charges consisted primarily of accelerated depreciation for renovations, lease termination costs related to store closures and organizational efficiency costs. These actions increased the company’s SG&A expenses by $19 million and cost of sales by $1 million, negatively impacting net income by $14 million after tax or $0.05 per diluted share in the second quarter. In addition, the company recorded costs of $4 million associated with the pending acquisition of Stuart Weitzman which impacted net income by $2 million after tax or $0.01 per diluted share. During the first six months of fiscal 2015 the company recorded total transformation-related charges of $57 million and acquisition related costs of $4 million, increasing SG&A expenses by $56 million in total, cost of sales by $5 million, reducing net income by $43 million after tax or $0.16 per diluted share for the current six month period.

Second fiscal quarter sales results in each of Coach’s segments were as follows:

  Total North American sales decreased 20% to $785 million from $983 million last year, as expected. North American direct sales declined similarly for the quarter with comparable store sales down 22% including the impact of reduced eOutlet events, which pressured total comparable stores sales by about six points. At POS, sales in North American department stores declined at a high-teens rate versus prior year, while shipments into department stores also declined.
  International sales decreased 1% to $421 million from $425 million last year. On a constant currency basis, International sales grew 5% as expected. Sales in China rose 13% on a constant currency basis and 12% in dollars with positive comparable store sales and slower distribution growth. In Japan, sales declined 7% on a constant-currency basis, while dollar sales were 18% below the prior year, reflecting the weaker yen. Constant currency sales for the remaining directly operated businesses in Asia grew slightly, while Europe remained strong, growing at a double digit pace. At POS, sales in international wholesale locations increased while shipments also rose.

Victor Luis added, “We’re encouraged by the green shoots we are seeing in our business, as our brand transformation begins to take hold across the three brand pillars of product, stores and marketing. We continue to be focused on the execution of our strategy with the launch of Stuart Vevers’s spring collection across all channels, our Fall 2015 New York Fashion Week presentation next month and the ongoing implementation of our previously stated fleet optimization plan.”

“We are on track with the strategic agenda outlined in June and know that our transformation will take time – it is an iterative process that requires significant investment. As we look over our planning horizon, we remain confident in our roadmap to reinvigorate long-term sustainable growth and realize our vision for global modern luxury.”

As the company approaches the second year of transformation, Coach also announced the streamlining and reinforcement of its North America business unit and global marketing and digital teams with the promotion of two key executives.

Andre Cohen will become President - North America. Mr. Cohen is a proven brand leader with extensive experience in managing both mature and evolving businesses. In this newly expanded role, he will be responsible for all the functions that drive Coach’s North American retail business including retail management, merchandising and planning, marketing and ecommerce. Francine Della Badia, who previously led North America retail, will leave the company in February.

Since joining Coach in early 2008, Mr. Cohen has succeeded in roles of increasing responsibility, including President & CEO, Coach China and Coach Asia, with an expertise in driving growth, retail operations and brand development. Prior to Coach, he held successively senior positions at a number of specialty retail and luxury brands including Timberland, Swatch Group and LVMH.

David Duplantis, currently Coach’s President, Global Digital and Customer Experience, will expand his role to include Global Marketing and Customer Intelligence. This added responsibility will leverage his extensive Coach global brand experience and North America acumen, creating a single global center of expertise. Over nearly 15 years with the company, Mr. Duplantis has thrived in many leadership roles within merchandising and marketing. His focus during the last five years has been around global digital, developing and implementing an omni-channel strategy, for which Coach has again been recognized by L2, taking the leadership position in their 2014 Digital IQ Index for Fashion. Stephanie Stahl, who previously led global marketing and strategy, will depart from the company in February.

Mr. Luis commented, “Both Fran Della Badia and Stephanie Stahl have made significant contributions to Coach during their respective tenures, most recently in the creation and initial implementation of our brand transformation agenda. Over Fran’s 15 years with the company, she was instrumental in driving growth, initially as a merchant and most recently leading our North American retail business. Since joining in 2012, Stephanie has been influential in creating the strategic brand framework and developing the global marketing organization to support our global business and launching our latest lifestyle marketing campaigns. We have great admiration and respect for their accomplishments and look forward to building upon the strong foundations already established.”

“These are important changes within the company. Andre and David are both seasoned leaders and brand builders with experience across many aspects of Coach’s global business. They are ready to address the opportunities ahead with their creativity, tenacity, and exceptional leadership qualities. Most importantly, they have consistently delivered results for our brand and company,” Mr. Luis concluded.

Coach will host a conference call to review second fiscal quarter results at 8:30 a.m. (ET) today, January 29, 2015. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, Global Head of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of this call will be available for five business days on the Coach website.

The Company expects to report third quarter financial results on Tuesday, April 28, 2015. To receive notification of future announcements, please register at www.coach.com/investors ("Subscribe to E-Mail Alerts").

Coach, established in New York City in 1941, is a leading design house of modern luxury accessories and lifestyle collections with a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," “ahead,” “remain,” "estimate," “forward,” "on track," “on course,” "are positioned to," "continue," "project," “potential,” “to buy,” "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Six Months Ended December 27, 2014 and December 28, 2013
(in millions, except per share data)
(unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	December 27,	December 28,	December 27,	December 28,
	2014	2013	2014	2013

Net sales	$1,219.4	$1,419.6	$2,258.2	$2,570.4

Cost of sales	379.4	436.9	702.8	761.1

Gross profit	840.0	982.7	1,555.4	1,809.3

Selling, general and administrative expenses	564.6	546.7	1,100.2	1,051.7

Operating income	275.4	436.0	455.2	757.6

Interest income, net	0.4	1.9	1.1	3.6

Income before provision for income taxes	275.8	437.9	456.3	761.2

Provision for income taxes	92.3	140.5	153.7	245.9

Net Income	$183.5	$297.4	$302.6	$515.3

Net income per share:

Basic	$0.67	$1.07	$1.10	$1.84

Diluted	$0.66	$1.06	$1.09	$1.82

Shares used in computing
net income per share:

Basic	275.6	279.1	275.3	280.2

Diluted	276.5	281.5	276.4	283.0

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended December 27, 2014 and December 28, 2013
(in millions, except per share data)
(unaudited)

	December 27, 2014
	GAAP Basis	Transformation and	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Related Actions (1)	Costs (2)	(Excluding Items)

Gross profit	$840.0	$(1.0)	$-	$841.0

Selling, general and administrative expenses	$564.6	$19.1	$3.5	$542.0

Operating income	$275.4	$(20.1)	$(3.5)	$299.0

Income before provision for income taxes	$275.8	$(20.1)	$(3.5)	$299.4

Provision for income taxes	$92.3	$(5.7)	$(1.2)	$99.2

Net income	$183.5	$(14.4)	$(2.3)	$200.2

Diluted net income per share	$0.66	$(0.05)	$(0.01)	$0.72

	December 28, 2013
	GAAP Basis	Transformation and	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Related Actions	Costs	(Excluding Items)

Gross profit	$982.7	$-	$-	$982.7

Selling, general and administrative expenses	$546.7	$-	$-	$546.7

Operating income	$436.0	$-	$-	$436.0

Income before provision for income taxes	$437.9	$-	$-	$437.9

Provision for income taxes	$140.5	$-	$-	$140.5

Net income	$297.4	$-	$-	$297.4

Diluted net income per share	$1.06	$-	$-	$1.06

(1) Charges related to accelerated depreciation and lease termination charges as a result of store updates and closures, organizational efficiency charges, and charges related to the destruction of inventory.

(2) Represents consulting and legal related to the acquisition of Stuart Weitzman Holdings LLC.

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Six Months Ended December 27, 2014 and December 28, 2013
(in millions, except per share data)
(unaudited)

	December 27, 2014
	GAAP Basis	Transformation and	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Related Actions (1)	Costs (2)	(Excluding Items)

Gross profit	$1,555.4	$(5.0)	$-	$1,560.4

Selling, general and administrative expenses	$1,100.2	$52.2	$3.5	$1,044.5

Operating income	$455.2	$(57.2)	$(3.5)	$515.9

Income before provision for income taxes	$456.3	$(57.2)	$(3.5)	$517.0

Provision for income taxes	$153.7	$(16.1)	$(1.2)	$171.0

Net income	$302.6	$(41.1)	$(2.3)	$346.0

Diluted net income per share	$1.09	$(0.15)	$(0.01)	$1.25

	December 28, 2013
	GAAP Basis	Transformation and	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Related Actions	Costs	(Excluding Items)

Gross profit	$1,809.3	$-	$-	$1,809.3

Selling, general and administrative expenses	$1,051.7	$-	$-	$1,051.7

Operating income	$757.6	$-	$-	$757.6

Income before provision for income taxes	$761.2	$-	$-	$761.2

Provision for income taxes	$245.9	$-	$-	$245.9

Net income	$515.3	$-	$-	$515.3

Diluted net income per share	$1.82	$-	$-	$1.82

(1) Charges related to accelerated depreciation and lease termination charges as a result of store updates and closures, organizational efficiency charges, and charges related to the destruction of inventory.

(2) Represents consulting and legal costs related to the acquisition of Stuart Weitzman Holdings LLC.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 27, 2014, June 28, 2014 and December 28, 2013
(in millions)
(unaudited)

	December 27,	June 28,	December 28,
	2014	2014	2013
ASSETS

Cash, cash equivalents and short-term investments	$1,064.9	$868.6	$798.8
Receivables	228.5	198.6	228.6
Inventories	447.2	526.2	553.0
Other current assets	206.8	261.8	207.3

Total current assets	1,947.4	1,855.2	1,787.7

Property and equipment, net	684.0	713.9	748.3
Other noncurrent assets	985.8	1,094.0	1,007.8

Total assets	$3,617.2	$3,663.1	$3,543.8

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$160.5	$153.9	$135.1
Accrued liabilities	534.9	518.7	567.3
Current debt	20.0	140.5	0.5

Total current liabilities	715.4	813.1	702.9

Other liabilities	383.8	429.4	410.2

Stockholders' equity	2,518.0	2,420.6	2,430.7

Total liabilities and stockholders' equity	$3,617.2	$3,663.1	$3,543.8

COACH, INC.
Store Count
At September 27, 2014 and December 27, 2014
(unaudited)

	As of	Net Openings/	As of
Directly-Operated Store Count:	September 27, 2014	(Closures)	December 27, 2014

North America	540	(8)	532

Japan	199	1	200

China (PRC, Hong Kong & Macau)	155	6	161

Asia - Other	97	0	97

Europe	28	3	31

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head Investor Relations & Corporate Communications
or
Christina Colone, 212-946-7252
Director, Investor Relations